UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)          October 31, 2007

ProUroCare Medical Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-103781	20-1212923
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5500 Wayzata Blvd., Suite 310, Golden Valley, MN	55416
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code          952-476-9093

One Carlson Parkway, Suite 124, Plymouth, MN 55447

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

EXPLANATORY NOTE

This Amendment to Current Report on Form 8-K/A is being submitted to update the information regarding the consideration to be given to an individual lender and three guarantors of our bank debt as previously reported on our Current Report on Form 8-K that was filed on November 6, 2007.

Item 1.01   Entry into Material Definitive Agreements

Renewal and Refinancing of Bank Debt

ProUroCare Medical Inc. (the “Company”) previously issued two secured promissory notes to Crown Bank in an aggregate principal amount of $2.2 million. As previously reported on our Current Report on Form 8-K that was filed on November 6, 2007, on October 31, 2007, the Company issued a promissory note for $600,000 in favor of the Phillips W. Smith Family Trust (the “Smith Trust”), using the proceeds to retire $600,000 of the Crown Bank promissory notes and renewed the remaining $1.6 million of its Crown Bank promissory notes. The remaining Crown Bank promissory notes are fully guaranteed by Messrs. James Davis, Bruce Culver, and William Reiling.

As consideration to the three guarantors for extending their guarantees of the Crown Bank promissory notes through February 28, 2009, and to the Smith Trust for lending funds to the Company to pay off a portion of the Crown Bank loan, the Company agreed to issue to them (1) an aggregate amount of 1,222,222 shares of its common stock upon the effective date of the renewed Crown Bank promissory notes, (2) an aggregate amount of 244,445 shares of its common stock if the Crown Bank Notes and the Smith Trust Note remain outstanding on October 31, 2008, and (3) five-year warrants to acquire a maximum aggregate of 611,113 shares of Company common stock at an exercise price of $0.20. The total aggregate number of shares subject to the five year warrants will be determined by dividing 366,667 by the per share or unit price of equity securities offered by the Company in an underwritten public offering (not less than $0.20), minus 1,222,222. The warrants will be issued on the earlier of (i) the date of an underwritten public offering and (ii) October 31, 2008, and will be exercisable beginning on the one year anniversary of that date. The Company is still determining the accounting treatment for the loan renewal.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROUROCARE MEDICAL INC.

November 13, 2007	By:	/s/ Richard C. Carlson
Richard C. Carlson
Chief Executive Officer